Exhibit 10.3

EXECUTION

GAS GATHERING AGREEMENT

This GAS GATHERING AGREEMENT (this “Agreement”) is dated to be effective as of the 1st day of November, 2009 (the “Effective Date”), by and among Endeavor Gathering LLC, a Delaware limited liability company, hereinafter referred to as “Gatherer”, GMX Resources Inc., an Oklahoma corporation, hereinafter referred to as “GMX”, the Persons now or hereafter from time to time identified on the signature pages to this Agreement as the “GMX Producer Affiliates” (collectively, with GMX, the “GMX Parties”), and Endeavor Pipeline Inc., an Oklahoma corporation, hereinafter referred to as “Shipper”. Gatherer, the GMX Parties, and Shipper are sometimes referred to singularly as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, GMX is a producer and operator of oil and natural gas wells and related facilities in Harrison and Panola Counties, Texas; and

WHEREAS, Gatherer operates one or more pipeline systems and related facilities in Harrison and Panola Counties, Texas, for the gathering, separation, compression, and redelivery of Gas described more particularly on Exhibit A, as amended from time to time (“Gatherer’s Systems”); and

WHEREAS, Gatherer is not a “gas utility” with the meaning of the Cox Act, TEX. UTIL. CODE ANN. §§121.001, 121.005, and is not subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act of 1938, 15 U.S.C. §717(b); and

WHEREAS, GMX is the sole owner of Shipper, who purchases Gas from GMX and re-sells such Gas at sales points at or downstream from the Delivery Points; and

WHEREAS, GMX and Shipper desire Gatherer to receive, gather, separate, compress, and redeliver, by means of Gatherer’s Systems, certain quantities of Gas owned or Controlled by Shipper and produced from wells located in the vicinity of Gatherer’s Systems in Harrison and Panola Counties, Texas; and

WHEREAS, Gatherer is willing to gather, dehydrate (if required pursuant to an approved Expansion Project), separate, compress, and redeliver such quantities of Gas for Shipper in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the Parties covenant and agree as follows:

ARTICLE I

QUANTITY

1.1 Dedicated Gas.

(a) Subject to the reservations stated in Article 1.2, the GMX Parties hereby commit and dedicate to the performance of this Agreement, for the Term, all of the Gas that is produced from all present and future wells (except for the wells identified on

Exhibit B-3) that are located on the oil and gas leases covering lands in Harrison and Panola Counties, Texas, identified on Exhibit B-1 (the “Leases”) as to which GMX or a GMX Producer Affiliate serves as operator and in which one or more GMX Parties owned a Working Interest on the Effective Date (the “Dedicated Gas”). The wells from which Dedicated Gas was being produced as of the Effective Date are also identified on Exhibit B-1. Notwithstanding that the wells identified on Exhibit B-3 are located on the Dedicated Acreage, Gas produced from such wells shall not constitute Dedicated Gas for purposes of this Agreement. The lands covered by the Leases are shown on the map attached hereto as Exhibit B-2, and such lands are referred to herein as the “Dedicated Acreage.” The geographic area of Harrison and Panola Counties, Texas, is referred to herein as the “Area of Interest”.

(b) If, after the Effective Date, a GMX Party acquires Working Interests in additional oil and gas leases covering lands in the Area of Interest, all Gas owned or Controlled by the relevant GMX Party that is produced from all wells located on such additional oil and gas leases as to which GMX or a GMX Producer Affiliate serves as operator shall constitute Dedicated Gas for purposes hereof; such additional oil and gas leases shall be deemed to be Leases for purposes hereof; and all of the lands covered thereby shall be deemed to be a part of the Dedicated Acreage. Notwithstanding the foregoing, if, after the Effective Date, a GMX Party acquires oil and gas leases covering lands in the Area of Interest that, at the time of the relevant GMX Party’s acquisition thereof, are subject to existing Gas gathering, transportation, purchase (at the wellhead), or similar agreements with third Persons, such oil and gas leases and lands shall not be deemed to constitute, respectively, Leases or a part of the Dedicated Acreage for purposes hereof until such existing agreements expire or are terminated or released pursuant to the terms of any such agreements. The relevant GMX Parties shall use reasonable commercial efforts to obtain or cause the release or termination of any such existing agreement at the earliest possible date; provided, however, if any such existing Gas gathering, transportation, wellhead purchase, or similar agreement provides for gathering or other fees for the services provided thereunder to similar delivery points for Gas that are, in the aggregate, less than the fees payable pursuant to Article 3, or provides for more favorable delivery points for Gas, the GMX Parties shall not be obligated to use reasonable commercial efforts to obtain or cause the release or termination of the relevant existing agreement, and the GMX Parties may exercise any option to renew or otherwise negotiate to extend any such existing agreement, unless in each case Gatherer elects to provide the services contemplated in this Agreement based on the fee structure contained in such existing gathering, transportation, wellhead purchase, or similar agreement.

(c) If a GMX Party is not the operator of a well located in the Area of Interest, but is nonetheless able to obtain the agreement of all of the owners of Gas produced from such well to commit and dedicate such Gas production to this Agreement, then upon delivery to Gatherer of written evidence of such agreement, all Gas thus owned or Controlled by the relevant GMX Party that is produced from such non-GMX Party-operated well shall constitute Dedicated Gas for purposes hereof; the oil and gas lease(s) on which such well is located shall be deemed to be Leases for purposes hereof; and the lands covered thereby shall become part of the Dedicated Acreage.

(d) From time to time as GMX and Gatherer deem appropriate, the Parties shall amend Exhibit B to reflect the periodic changes to the Leases, producing wells, and Dedicated Acreage contemplated in this Article 1.1.

(e) Consistent with the preceding provisions of this Article 1.1, the GMX Parties agree to sell to Shipper, pursuant to current or future Gas sale and purchase agreements between such Parties, all of the Dedicated Gas; and Shipper hereby commits and dedicates to the performance of this Agreement, for the Term, all Dedicated Gas sold by any of the GMX Parties to Shipper pursuant to such current and future Gas sale and purchase agreements.

(f) If, at any time during the Term, an Affiliate of GMX that is not a signatory to this Agreement as a GMX Producer Affiliate acquires a Working Interest in an oil and gas lease covering lands in the Area of Interest that, if acquired by a GMX Party, would constitute a Lease for purposes hereof, GMX shall cause such Affiliate to agree in writing to assume and to agree to pay, perform, and discharge all of the duties, obligations, responsibilities, and Liabilities of a GMX Party under, and otherwise to be bound by the terms of, this Agreement. Thereafter, such Affiliate of GMX shall be deemed to be a GMX Producer Affiliate for all purposes hereunder, and any such oil and gas lease or Working Interest acquired by such Affiliate of GMX shall be deemed to be a Lease subject to and in accordance with the terms hereof.

1.2 Shipper’s Reservation. Notwithstanding the terms of Article 1.1, the GMX Parties and Shipper expressly except and reserve to themselves, severally according to their respective ownership interests and not jointly, the following rights with respect to the Dedicated Gas: (a) prior to the delivery thereof to Gatherer at the Receipt Points, the right to recover from the Dedicated Gas condensate and other liquefiable hydrocarbons that collect as the result of condensation in pipelines or are recoverable by the utilization of separation facilities; (b) the right to process (including fractionation) the Dedicated Gas for the removal of liquid hydrocarbons downstream of the Delivery Points; (c) the right to receive all liquid hydrocarbons that are removed or that naturally collect from the Dedicated Gas on Gatherer’s Systems downstream of the Receipt Points, whether by processing and/or fractionation, or from condensation in any pipelines; (d) the right to use that portion of the Dedicated Gas that the GMX Parties deem necessary to develop and operate the Leases, including, without limitation, the use of Dedicated Gas for Gas lift; (e) the right to use that portion of the Dedicated Gas required to fulfill the obligations of the GMX Parties to lessors and other royalty owners who take in kind their royalty shares of Gas produced from the Leases; (f) the right to pool, unitize, or communitize the Leases, or any portion thereof, with other lands or leases and, in the event of such a pooling, unitization, or communitization, this Agreement will cover, as Dedicated Gas, the pooled, unitized, or communitized portion of the Gas produced from wells operated by a GMX Party located on the pool or unit formed that is owned or Controlled by a GMX Party; and (g) subject to GMX’s obligations under Section 6.4 of the Purchase Agreement, the right to operate the Leases as the GMX Parties, in their sole judgment and as a reasonable prudent operator, deem advisable, including, without limitation, the rights, but not the obligations, to (i) drill new wells; (ii) repair and rework old wells; (iii) curtail, shut-in, vent, or flare Gas production subject to the compliance by the GMX Parties with applicable Laws; (iv) renew or extend, in whole or in part, any Lease; and (v) release, surrender, or abandon any Lease or any portion of the Dedicated Acreage that the GMX Parties determine no longer to be capable of producing Gas in paying quantities. All other provisions herein notwithstanding, it is understood and agreed that Gatherer shall not process Dedicated Gas for the recovery of liquifiable hydrocarbons while such Dedicated Gas is in Gatherer’s possession or on Gatherer’s Systems.

1.3 Facilities.

(a) Gatherer’s Systems, including all receipt, compression, gathering, measurement, treating, compressor fuel line dehydration, separation, delivery, and other related facilities, as they exist as of the Effective Date, are shown on the map(s) attached hereto as Exhibit A. Subject to the succeeding provisions of this Article 1.3, Gatherer shall perform and conduct all Expansion Projects, Well Connects, and Sustaining Projects. All additional pipelines, laterals, custody transfer meters and measurement facilities, separation facilities, compression facilities, dehydration facilities, condensate handling facilities, line heaters, safety valves, connections, and other facilities constructed and installed by Gatherer pursuant to Expansion Projects, Well Connects, and Sustaining Projects shall be deemed to be part of Gatherer’s Systems, except for pipelines and other facilities constructed and installed as part of an Expansion Project conducted pursuant to Article 1.3(d) as to which Gatherer did not take ownership.

(b) Gatherer’s obligation to make Capital Expenditures for Sustaining Projects and Well Connects in any Gatherer Fiscal Year shall be limited to the Threshold Amount.

(c) The GMX Parties and Shipper shall be responsible for the design, fabrication, construction, and installation, at the sole cost, risk, liability, and expense of the GMX Parties and Shipper, of all cathodic and electrical protection units required in connection with Gatherer’s Systems and all Gas production facilities required to connect each well drilled during the Term from each well pad constructed by the GMX Parties on the Dedicated Acreage from which Dedicated Gas is produced up to the inlet flange of the custody transfer sales meter into Gatherer’s Systems installed by Gatherer at such well pad. The GMX Parties or Shipper shall own, operate, and maintain all such cathodic and electrical protection units and all facilities upstream of the inlet flanges of the custody transfer sales meters at the Receipt Points and downstream of the outlet flanges of the custody transfer Gas lift meters at the Reinjection Points. Gatherer shall operate and maintain all pipelines, laterals, custody transfer meters and measurement facilities, separation facilities, compression facilities, dehydration facilities, condensate handling facilities, line heaters, safety valves, connections, and other facilities constructed and installed by Gatherer hereunder that are downstream of the inlet flanges of the custody transfer sales meters at the Receipt Points and upstream of the outlet flanges of the custody transfer Gas lift meters at the Reinjection Points, and all of such pipelines, laterals, custody transfer meters and measurement facilities, separation facilities, compression facilities, dehydration facilities, condensate handling facilities, line heaters, safety valves, connections, and other facilities shall be owned by Gatherer and be deemed to be part of Gatherer’s Systems, except for pipelines and other facilities constructed and installed as part of an Expansion Project conducted pursuant to Article 1.3(d) as to which Gatherer did not take ownership.

(d) Notwithstanding the preceding provisions of this Article 1.3, except for the Expansion Projects listed on Exhibit E which have been pre-approved by the Parties, Gatherer shall have the right, but shall not be required, to fund any Expansion Project. If, during any Gatherer Fiscal Year during the Term, Shipper or the GMX Parties desire Gatherer to perform one or more Expansion

Projects in addition to those described on Exhibit E, such incremental capital investment shall either be funded by Gatherer based on modified commercial terms for this Agreement agreed upon by the Parties (including a modified schedule of fees and charges), or in the absence of such an agreement by the Parties, by Shipper or the GMX Parties. If Shipper or the GMX Parties elect to fund any such Expansion Project: (i) Gatherer shall be responsible for performing and conducting the relevant Expansion Project; (ii) all additional pipelines and other facilities designed, fabricated, laid, constructed, and installed pursuant to such Expansion Project shall be owned by Shipper or the GMX Parties upon payment to Gatherer pursuant to clause (iii) below; (iii) Shipper or the GMX Parties shall pay to Gatherer the full estimated cost of the relevant Expansion Project within five (5) Business Days after receipt of Gatherer’s invoice therefor, together with available information and data supporting such estimate; (iv) as soon as reasonably practicable after the in-service date for such Expansion Project, Gatherer will provide to Shipper or the GMX Parties written notice, accompanied by copies of invoices and other supporting information, setting forth the actual costs incurred in connection with such Expansion Project; (v) Shipper or the GMX Parties shall pay, or reimburse Gatherer if Gatherer has paid, all such actual costs in excess of the estimated costs previously paid by Shipper or the GMX Parties pursuant to clause (iii) above, or Gatherer shall reimburse Shipper or the GMX Parties for any excess of the estimated costs previously paid by Shipper or the GMX Parties pursuant to clause (iii) above over such actual costs by netting any such amounts owed to Shipper or the GMX Parties against amounts owed by Shipper or the GMX Parties to Gatherer under other provisions of this Agreement; and (vi) Gatherer shall be entitled to charge Shipper or the GMX Parties an amount agreed upon by Shipper, GMX, and Gatherer representing the costs to Gatherer to operate and maintain the additional pipelines and other facilities designed, fabricated, laid, constructed, and installed pursuant to such Expansion Project in conjunction with Gatherer’s Systems (the “Expansion Project Operating Charges”).

1.4 Shipper’s Obligation. Subject to the terms of this Agreement, each Day during the Term, Shipper shall make available to Gatherer, at the Receipt Points, one hundred percent (100%) of the Dedicated Gas produced and available to Shipper on such Day.

1.5 Gatherer’s Obligation. Subject to the terms of this Agreement, each Day during the Term, Gatherer shall, on a Firm basis, (a) subject to available capacity at the Receipt Points, receive from Shipper at the Receipt Points all Dedicated Gas made available by Shipper at the Receipt Points pursuant to Article 1.4, and (b) gather, compress, heat, separate (or operate separators), and, subject to available capacity at the Delivery Points and affirmation by the receiving operator at the Delivery Points, deliver to or for the account of Shipper, an Equivalent Quantity at the Delivery Points and the Reinjection Points.

1.6 Firm Service. The receipt, gathering, and delivery of Gas hereunder shall be on a “Firm” basis, which means that Shipper shall deliver such Gas to Gatherer, and Gatherer shall receive at the Receipt Points and deliver an Equivalent Quantity to the Reinjection Points or Delivery Points without interruption, suspension, or curtailment, at the fees set out herein. Notwithstanding the foregoing to the contrary, if either Party interrupts, suspends, or curtails the receipt, gathering, or delivery of Gas hereunder pursuant to applicable Laws or the orders of any court or other tribunal having jurisdiction, or due to conditions of Force Majeure, or upon the request of any Governmental Entity, or as may otherwise be permitted by the terms of this Agreement, then the interrupting Party shall incur no Liability of any kind or character to the other Party as a result of or with respect to such interruption, suspension, or curtailment.

1.7 Volume Shortfall Payments.

(a) If the Actual Gathered Volumes for a Contract Quarter during the Initial Term are less than the Benchmark Volumes for such Contract Quarter, Shipper shall pay to Gatherer an amount (the “Volume Shortfall Payment”) equal to the product obtained by multiplying (i) the positive difference, if any, obtained by subtracting the Actual Gathered Volumes for such Contract Quarter from the Benchmark Volumes for such Contract Quarter, by (ii) the Gathering Rate in effect for such Contract Quarter; provided, however, that Shipper shall have no further obligation to make Volume Shortfall Payments pursuant to this Article 1.7 from and after the first Day of the month following the month in which the total cumulative quantities of Dedicated Gas delivered by Shipper to Gatherer at the Receipt Points, less the total cumulative quantities of Dedicated Gas delivered by Gatherer to Shipper at the Reinjection Points, equals the Target Quantity.

(b) For purposes of this Agreement, the term “Benchmark Volumes” means, for a Contract Quarter during the Initial Term, the product obtained by multiplying (i) the “Volume for Shortfall Calculation”, in MMBtu per Day, set forth on Exhibit D for the Contract Year in which the relevant Contract Quarter falls, by (ii) the number of Days in such Contract Quarter.

(c) For purposes of this Agreement, the term “Actual Gathered Volumes” means, for a Contract Quarter during the Initial Term, the sum of: (i) all volumes of Dedicated Gas, measured at the Receipt Points, gathered on Gatherer’s Systems during the relevant Contract Quarter, regardless of whether a GMX Party is the operator of the wells from which such Gas is produced, less all volumes of Gas delivered at the Reinjection Points, plus (ii) the applicable Adjustment Percentage of the volumes of Gas produced from wells located on the Dedicated Acreage in which a GMX Party owns a Working Interest that are gathered on Gatherer’s Systems during such Contract Quarter and attributable to the interests of each owner (other than a GMX Party) of a Working Interest, royalty interest, or other interest in oil and Gas, to the extent such volumes of Gas are not owned or Controlled by a GMX Party or Shipper and, thus, not subject to the terms of this Agreement; plus (iii) the applicable Adjustment Percentage of the volumes of Gas gathered on Gatherer’s Systems during such Contract Quarter that are produced from wells in which no GMX Party owns an interest but as to which Shipper is the first Gas purchaser or is otherwise authorized to market Gas production.

(d) For purposes of this Agreement, the term “Adjustment Percentage” means the percentage, not greater than 100%, calculated as the ratio, the numerator of which is the “gathering” or similar fee, per MMBtu, payable under the terms of gas gathering agreements to which the Gas referred to in clauses (ii) and (iii) of Article 1.7(c) is subject, and the denominator of which is the Gathering Fee set forth in Article 2.1.

1.8 Nominations and Scheduling. No later than five (5) Business Days prior to the end of each month during the Term, Shipper shall deliver, or cause to be delivered, to Gatherer written notice containing (a) Shipper’s estimate of the quantity of Dedicated Gas, in Mcf and MMBtu, to be made available hereunder at each Receipt Point on each Day of the next succeeding month (“Receipt

Nominations”) and (b) Shipper’s estimate of the quantity of Gas, in MMBtu, that Shipper desires Gatherer to deliver at each Delivery Point and each Reinjection Point on each Day of the next succeeding Month (“Delivery Nominations”). Shipper shall also be responsible for making, or causing to be made, all necessary arrangements with the Downstream Pipelines in order to effectuate Gatherer’s delivery of Gas at the Delivery Points. Shipper shall coordinate such arrangements with Gatherer. Shipper shall keep Gatherer informed as necessary during the month of production of material changes in the Receipt Nominations and the corresponding changes in the Delivery Nominations. Gatherer shall receive at the Receipt Points and deliver at the Delivery Points and Reinjection Points all Gas gathered under this Agreement on a pro rata basis unless Shipper’s Receipt Nominations or Delivery Nominations for the relevant month specify a priority among Receipt Points, Delivery Points, or Reinjection Points, as applicable, in which Shipper’s receipts or deliveries of Gas should be scheduled, in which case Gatherer shall use reasonable commercial efforts to receive and deliver Gas according to Shipper’s specified priorities. All Delivery Nominations shall conform, in form and substance, to the nomination requirements of the Downstream Pipeline to which they are directed. All Receipt Nominations and Delivery Nominations may be submitted by Shipper by facsimile or electronically in any manner consistent with the requirements of the relevant Downstream Pipelines.

1.9 Excess Capacity. Shipper shall have first priority rights with respect to the capacity in Gatherer’s Systems. Notwithstanding the preceding sentence of this Article 1.9, if, for any period during the Term, there exists any throughput capacity in Gatherer’s Systems that, as determined by Gatherer (taking into account the volumes of Gas made available by Shipper at the Receipt Points during the preceding two (2) months, Shipper’s current Receipt Nomination, Shipper’s current level of drilling activity on the Dedicated Acreage, and Shipper’s anticipated gathering requirements for the succeeding three (3) months), is not required to accommodate the volumes of Dedicated Gas expected to be made available by Shipper at the Receipt Points hereunder or to perform any gathering agreement with any third Person pertaining to Gatherer’s Systems then in existence, Gatherer shall have the exclusive right to market and make available to other Persons, for Gatherer’s own account, such excess capacity on such terms and conditions as Gatherer may determine. No such third Person gathering agreement shall create obligations inconsistent with, or impair the ability of Gatherer to perform, Gatherer’s obligations under this Agreement; provided, however, that the inclusion in any such third Person gathering agreement of economic terms different from those contained in this Agreement shall not constitute such an inconsistency for purposes hereof.

ARTICLE II

FEES AND REIMBURSEMENT

2.1 Gathering Fee. Each month during the Term, Shipper shall pay to Gatherer an amount (the “Gathering Fee”) equal to the product obtained by multiplying (a) all volumes of Dedicated Gas, in MMBtu, delivered by Shipper to Gatherer at the Receipt Points, less all volumes of Dedicated Gas delivered to the Reinjection Points during the relevant month, by (b) the Gathering Rate for such month.

2.2 Compression Fee. In addition to the Gathering Fee, each month during the Term, Shipper shall pay to Gatherer an amount (the “Compression Fee”) equal to the product obtained by multiplying (a) all volumes of Dedicated Gas, in MMBtu, delivered by Shipper to Gatherer at the Receipt Points of the Low Pressure Pipelines during the relevant month, less all volumes of Dedicated Gas delivered to the Reinjection Points during such month, by (b) the number of stages of compression at the compression facilities on the Low Pressure Pipelines, by (c) the Compression Rate. For purposes of this Agreement, Gatherer’s compression facilities connected to the Low Pressure Pipelines shall be deemed to provide three (3) stages of compression. If, during the Term, compression other than in connection with the Low Pressure Pipeline is provided on Gatherer’s Systems through facilities in operation as of the Effective Date, the Compression Fee payable with respect to such other compression shall be equal to the product obtained by multiplying (x) the volume of Dedicated Gas, in MMBtu, measured at the inlet flange of such other compression facilities, by (y) the number of stages of compression at such other facilities, by (z) the Compression Rate.

2.3 Fuel. Each month during the Term, Shipper shall be responsible for Shipper’s proportionate share of all Fuel. For purposes of this Agreement, “Fuel” means a volume of Gas, in MMBtu, calculated as the positive difference (if any) obtained by subtracting (a) the Equivalent Quantities delivered during the relevant month by Gatherer to Shipper as measured at the Delivery Points and Reinjection Points, from (b) the quantities of Dedicated Gas delivered during such month by Shipper to Gatherer as measured at the Receipt Points. Gatherer acknowledges that the Fuel satisfies all Claims by, or requirements of, Gatherer for any fuel used in gathering, metering, compressing, dehydrating, heating, and redelivering the Dedicated Gas, as well as any Gas lost or unaccounted for on Gatherer’s Systems. To the extent that Gas owned by Persons other than the GMX Parties or Shipper is gathered on Gatherer’s Systems pursuant to Article 1.9, all such third Persons shall be allocated their respective proportionate shares of Fuel, calculated in the same manner as set forth in this Article 2.3.

2.4 Other Charges. If the GMX Parties or Shipper fund an Expansion Project in accordance with Article 1.3(d), then Shipper shall pay to Gatherer, each month during the Term after the in-service date for such Expansion Project, the Expansion Project Operating Charges incurred during the preceding month.

2.5 Allocations. Gatherer shall be responsible for providing to Shipper allocations to each Receipt Point of the Gathering Fees, Compression Fees, and Fuel paid or provided by Shipper each month during the Term, based on the volumes of Dedicated Gas delivered by Shipper as measured at the Receipt Points. Any further allocations of such Gathering Fees, Compression Fees, or Fuel upstream of the Receipt Points shall be the responsibility of Shipper.

ARTICLE III

RECEIPT AND DELIVERY POINTS

3.1 Receipt Points. The “Receipt Points” for all Gas delivered by Shipper to Gatherer hereunder shall be at the inlet flange to the custody transfer meter for each well on the Dedicated Acreage identified as a “Receipt Point” in Exhibit C-1, as the same may be amended from to time. Receipt Points for the Low Pressure Pipelines are identified in Exhibit C-1(a), and Receipt Points for the High Pressure Pipelines are identified in Exhibit C-1(b).

3.2 Delivery Points. The “Delivery Points” for all Gas delivered by Gatherer to Shipper hereunder for sale or transportation shall be at the points of interconnection between Gatherer’s Systems and the Downstream Pipelines designated in Exhibit C-2, as the same may be amended from time to time.

3.3 Reinjection Points. The “Reinjection Points” for Gas delivered by Gatherer to Shipper hereunder for Gas lift operations shall be at the outlet flange of each of the custody transfer meters for the wells on the Dedicated Acreage identified as a “Reinjection Point” in Exhibit C-3, as the same may be amended from time to time.

ARTICLE IV

POSSESSION OF GAS

4.1 Shipper’s Responsibility. As between Shipper and Gatherer, Shipper shall be in exclusive control and possession of the Dedicated Gas (a) prior to the receipt of the Dedicated Gas by Gatherer at the Receipt Points, and (b) at and after the redelivery of such Gas by Gatherer to Shipper at the Reinjection Points or to or for the account of Shipper at the Delivery Points.

4.2 Gatherer’s Responsibility. Gatherer shall be in exclusive control and possession of the Dedicated Gas at and after the receipt of the Dedicated Gas by Gatherer at the Receipt Points and prior to the redelivery thereof to Shipper at the Reinjection Points or to or for the account of Shipper at the Delivery Points. Gatherer shall not, however, become vested with title to any Gas gathered under the terms of this Agreement.

4.3 Indemnities.

(a) As between Shipper and Gatherer, Shipper or Gatherer shall be responsible for any damage or injury caused by the Dedicated Gas while such Party is deemed to be in exclusive control and possession thereof pursuant to this Article IV. Each Party in possession and control of the Dedicated Gas assumes all Liability for, and shall indemnify, defend, and hold harmless the other Party and its Indemnity Group from and against, any and all Claims and Liabilities relating to injury to or death of any Person(s) or other living things or damage to or loss or destruction of property (including pollution, contamination, and other damage to the environment) arising from any act or incident related to the Dedicated Gas while such Gas is in the exclusive control and possession of the indemnifying Party, to the extent not due to or contributed to by the negligent act or omission or willful misconduct of the indemnified Party.

(b) The GMX Parties and Shipper, on the one hand, and Gatherer, on the other hand, assume full responsibility for, and Liability arising from, the design, fabrication, installation, construction, ownership, operation, maintenance, repair, replacement, relocation, modification, abandonment, and removal of their respective facilities as provided in this Agreement. The GMX Parties and Shipper shall indemnify, defend, and hold harmless Gatherer and its Indemnity Group, and Gatherer shall indemnify, defend, and hold harmless the GMX Parties and Shipper and their respective Indemnity Groups, in each case from and against any Claim or Liability (except as otherwise specifically provided in this Agreement) that the indemnified Party incurs on account of any such design, fabrication, installation, construction, ownership, operation, maintenance, repair, replacement, relocation, modification, abandonment, or removal of the indemnifying Party’s facilities, to the extent not due to or contributed to by the negligent act or omission or willful misconduct of the indemnified Party. However, no Party shall be liable to any other Party for, or indemnify and hold harmless any other Party from, any Claims and Liabilities arising out of acts or omissions of third Persons when such acts or omissions are not reasonably within the indemnifying Party’s control.

ARTICLE V

TERM

5.1 Term.

(a) Subject to the other provisions of this Agreement, unless earlier terminated as provided herein, this Agreement shall be effective as of 9:00 a.m., Central Clock Time, on the Effective Date and shall remain in full force and effect for an initial term (the “Initial Term”) ending at 9:00 a.m., Central Clock Time, on the later of (a) one month after the tenth (10th) anniversary of the Effective Date, or (b) the first Day of the month following the month in which the total cumulative quantities of Dedicated Gas delivered by Shipper to Gatherer at the Receipt Points, less the total cumulative quantities of Dedicated Gas delivered by Gatherer to Shipper at the Reinjection Points, equals the Target Quantity. At the expiration of the Initial Term, this Agreement shall nevertheless remain in full force and effect for an additional period of ten (10) Contract Years (the “Initial Term Extension”). After the expiration of the Initial Term Extension, this Agreement shall remain in full force and effect on a Contract Year-by-Contract Year basis (each a “Year-to-Year Extension”), unless and until terminated by either Party upon delivery to the other Party of written notice of such intent to terminate not less than ninety (90) Days prior to the expiration of the Initial Term Extension or the last Day of the relevant Contract Year thereafter, as applicable. The Initial Term, together with the Initial Term Extension and each Year-to-Year Extension, will be referred to collectively herein as the “Term”.

(b) At the expiration of the Initial Term, Shipper and Gatherer shall enter into good faith negotiations to amend the commercial and other terms of this Agreement on which the Initial Term Extension and the Year-to-Year Extensions should be based. If the Parties are unable to agree on such amended commercial and other terms, however, this Agreement shall nevertheless remain in force and effect as provided in Article 5.1(a) on the same terms as in effect at the expiration of the Initial Term; provided, that, there shall be no Volume Shortfall Payments owed by Shipper to Gatherer for any period after the Initial Term.

5.2 Early Termination. A Party (the “Non-Affected Party”) may immediately terminate this Agreement prior to the expiration of the Term upon the occurrence of any of the following events with respect to the other Party (the “Affected Party”):

(a) the failure by the Affected Party to make, when due, any payment required herein, and such failure is not cured within five (5) Business Days after written notice thereof to the Affected Party;

(b) the failure by the Affected Party to perform any covenant herein (other than payment obligations specifically covered in Article 5.2(a)), and such failure is not the result of a good faith dispute or excused by Force Majeure or cured within sixty (60) Days after written notice thereof to the Affected Party; or

(c) the Affected Party shall:

(i)	make an assignment or any general arrangement for the benefit of creditors;

(ii)	file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors, or have such a petition filed against it, and such proceeding remains un-dismissed for thirty (30) Days;

(iii)	otherwise become bankrupt or insolvent (however evidenced); or

(iv)	be unable to pay its debts as they fall due.

This right to terminate shall be in addition to the rights of the Non-Affected Party to (v) seek indemnification from the Affected Party when permitted to do so hereunder, (w) file suit to recover damages, (x) enforce any security provided by the Affected Party to secure the Affected Party’s performance hereunder, (y) withhold any payments due or any performance owed (including suspension of receipts or deliveries of Gas) to the Affected Party, and (z) pursue any other right, remedy, or measure of damages available to the Non-Affected Party hereunder, at Law, or in equity as a result of the occurrence of one of the events listed above with respect to the Affected Party. The rights and remedies provided by this Agreement are cumulative, and any Party’s use of any right or remedy will not preclude or waive its right to use any other right or remedy. Notwithstanding the early termination of this Agreement pursuant to this Article 5.2, if such early termination occurs prior to the expiration of the Initial Term, Shipper shall nevertheless remain obligated to make Volume Shortfall Payments to Gatherer in accordance with Article 1.7 until the sum of the Actual Gathered Volumes delivered by Shipper to Gatherer prior to the early termination of this Agreement, plus the aggregate Benchmark Volumes used in calculating Volume Shortfall Payments payable after such early termination equals the Target Quantity.

5.3 Setoff. Each Party reserves to itself all rights, set-offs, counterclaims, and other remedies and defenses which such Party has or may be entitled to arising from or out of this Agreement. Upon the occurrence of an event described above in Article 5.2, all outstanding transactions between the Parties and the obligations to make payment in connection therewith, whether arising under this Agreement or the Pipeline Operating Agreement, may be offset against each other, set off, or recouped therefrom upon notice to the affected Party detailing the amounts set off and the obligations for which such set-off has occurred.

5.4 Survival. Upon the termination of this Agreement, the obligations of the Parties under the following provisions shall survive such termination for a period equal to the applicable statute(s) of limitation: Articles 1.3(d), 4.3, 5.3, 5.4, 5.5, VI, 7.2, 7.4, 7.6, 7.12, 7.13, 7.14, 7.17; Sections II.5, V.2, VII.5, VIII, XI.2, and XIII of Annex I.

5.5 Disconnection of Facilities. The termination of this Agreement, or any other event occurring pursuant to the provisions of this Agreement resulting in the discontinuance of the receipt, gathering and delivery of Gas hereunder, shall be deemed a consent by Shipper to the disconnection of Gatherer’s facilities under Statewide Rule 73 of the Conservation Rules and Regulations of the Railroad Commission of Texas (or any successor rule or ordinance), if and to the extent such rule is ever interpreted to govern transaction(s) of the type evidenced hereby.

ARTICLE VI

NOTICES

All notices, requests, demands, and other communications required or permitted to be given or made hereunder by a Party shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service requiring acknowledgement of receipt, (d) delivered by electronic mail confirmed by a non-automated response from the recipient, or (e) delivered by confirmed facsimile transmission to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by similar notice):

IF TO GATHERER:

Notices & Correspondence:	Endeavor Gathering LLC
9400 N. Broadway, Suite 600
Oklahoma City, Oklahoma 73114
Attn: Harry C. Stahel, Jr.
Facsimile: (405) 600-0600
Email: hstahel@gmxresources.com

With copy to:	Kinder Morgan Endeavor LLC
One Allen Center
500 Dallas, Suite 1000
Houston, Texas 77002
Attn: Contract Administration Group
Facsimile: (713) 369-8785
Email: contractadministration@kindermorgan.com

Dispatching Matters:	Endeavor Gathering LLC
9400 N. Broadway, Suite 600
Oklahoma City, Oklahoma 73114
Attn: David Donnell
Facsimile: (405) 600-0600
Email: ddonnell@gmxresources.com

Accounting Matters:	Endeavor Gathering LLC
9400 N. Broadway, Suite 600
Oklahoma City, Oklahoma 73114
Attn: Jim Merrill
Facsimile: (405) 600-0600
Email: jmerrill@gmxresources.com

Payment by Wire:	Capital One, N.A.
ABA #111-901-014
A/C#3620685525
For Credit to Endeavor Gathering LLC

IF TO THE GMX PARTIES:

Notices & Correspondence	GMX Resources Inc.
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
Attn: Keith Leffel
Facsimile: (405) 600-0600
Email: kleffel@gmxresources.com

IF TO SHIPPER:

Notices & Correspondence	Endeavor Pipeline Inc.
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
Attn: Keith Leffel
Facsimile: (405) 600-0600
Email: kleffel@gmxresources.com

Billing:	Endeavor Pipeline Inc.
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
Attn: Keith Leffel
Facsimile: (405) 600-0600
Email: kleffel@gmxresources.com

Payment:	Capital One, N.A.
ABA No.: 111-901-014
Account No.: 3620097615
For credit to Endeavor Pipeline Inc.

or at such other address as the Parties may from time to time designate to one another in writing. Notices served by hand or courier delivery service or by U.S. certified or registered mail will be effective when received by the addressee. Notice serviced by facsimile or electronic mail will be effective when received if during the addressee’s normal business hours, or at the beginning of the addressee’s next Business Day if not received during normal business hours.

ARTICLE VII

GENERAL

7.1 General Terms and Conditions. The GENERAL TERMS AND CONDITIONS attached hereto as Annex I are incorporated herein as if set forth in full. In the event of any conflict between the terms and conditions contained in the body of this Agreement and the terms and conditions contained in Annex I, then the terms and conditions contained in the body of this Agreement shall prevail. Capitalized terms used but not defined in this Agreement will have the meanings assigned to them in the GENERAL TERMS AND CONDITIONS.

7.2 Confidentiality.

(a) The terms of this Agreement, and the schedules, annexes, and exhibits to this Agreement, shall be kept in strict confidence by the Parties and shall not be voluntarily disclosed or communicated to any Person not a Party to this Agreement; provided, however, each Party may disclose contents of this Agreement or the schedules, annexes, or exhibits to this Agreement:

(i) to its parent, subsidiary, and affiliated legal entities and partnerships, and to their respective counsel, management, financial auditors, bankers, investment bankers, and their respective counsel, to the extent deemed necessary by a Party, provided that such Persons shall be made aware of and agree to maintain the confidential nature of this Agreement;

(ii) pursuant to any disclosure determined to be necessary under any valid Law or action of any court or Governmental Entity having jurisdiction over any Party;

(iii) to the other owners of interests in the Dedicated Gas, provided that such owners of interest shall be made aware of and agree to maintain the confidential nature of this Agreement; and

(iv) any potential purchasers of the Leases or other assets and/or equity interests of Shipper or Gatherer, provided that the selling Party shall be fully responsible for maintaining the confidentiality of this Agreement by such potential purchasers.

(b) The Parties acknowledge that, from time to time, they may receive information from or regarding any of the other parties or their Affiliates in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the release of which may be damaging to the disclosing Party or its Affiliates, as applicable (collectively, the “Disclosing Party”). Each Party (as applicable, the “Receiving Party”) shall hold in strict confidence any such information it receives for a period of two (2) years following the receipt of such information and, during such time period, may not disclose such information to any Person, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), (ii) to Affiliates, advisers or representatives of the Receiving Party, but only if the recipients of such information have agreed to be bound by the provisions of this Article 7.2(b) as an additional Receiving Party, (iii) of information that a Receiving Party also has received from a source independent of the Disclosing Party and that such Receiving Party reasonably believes such source obtained without breach of any obligation of confidentiality, (iv) of information obtained prior to the execution of this Agreement, provided that this clause (iv) shall not relieve any Receiving Party or any of its Affiliates from any obligations it may have to any other Party or any of its Affiliates under any existing confidentiality agreement, (v) to lenders, accountants and other representatives of the Receiving Party with a need to know such information, provided that the Receiving Party shall be responsible for such representatives’ use and disclosure of any such information, (vi) of public information, or (vii) in connection with any proposed assignment of the rights and obligations under this Agreement, to advisers or representatives of the Receiving Party, its parent or Persons to which such rights and obligations may be assigned as permitted by this Agreement, but only if the recipients of such information have agreed in writing to be bound by confidentiality provisions that are no less stringent than those set forth in this Article 7.2(b). The Parties acknowledge that a breach of the provisions of this Article 7.2(b) by a Receiving Party may cause irreparable injury to the Disclosing Party for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Parties agree that the provisions of this Article 7.2(b) may be enforced by injunctive action or specific performance, and the Parties hereby waive any requirement to post bond in connection with any injunctive order or order for specific performance.

7.3 Assignment. This Agreement, and the rights created and assigned hereby, may be assigned, in whole or in part, by the GMX Parties, Shipper, or Gatherer; provided, however, that any such assignment by Shipper or the GMX Parties shall expressly require the prior written consent of Gatherer; any such assignment by Gatherer shall expressly require the prior written consent of GMX; and each assignee shall assume and agree to discharge the duties and obligations of its assignor under this Agreement. Such consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, any Party shall have the right, without the consent of any other Party, (a) to assign this Agreement, in whole but not in part, to an Affiliate, and (b) to pledge, assign, grant a security interest in, or otherwise encumber its rights and interests under this Agreement in connection with any financing or other financial arrangement. In addition, the terms of this Agreement shall be covenants running with the land and shall be binding upon and inure to the benefit of the successors, assigns, heirs, personal representatives, and representatives in bankruptcy of any GMX Party with respect to the oil and gas leases covering the lands located within the Area of Interest in which a GMX Party acquires an interest during the Term. Notwithstanding any other provision of this Article 7.3, the GMX Parties may, without the prior written consent of Gatherer, assign all or any portion of their respective rights and interests under this Agreement in connection with any assignment by a GMX Party of any of the Leases; provided that the assignee or transferee expressly agrees in writing to assume and to pay, perform, and discharge its proportionate share of the duties, obligations, and responsibilities of the assigning GMX Party under this Agreement. The permitted transfer or assignment of this Agreement under this Article 7.3 shall not relieve the assigning Party of any obligations or Liabilities hereunder (whether or not accrued at the effective time of the transfer). Upon the assumption by the transferee of the duties, obligations, and responsibilities of the assigning Party under this Agreement, the transferee shall become primarily liable for all future duties, obligations, and responsibilities assumed. If, however, the transferee fails to perform any of the duties, obligations, or responsibilities thus assumed, the assigning Party shall remain liable for the performance thereof; provided, however, that upon a total assignment of a Party’s duties, obligations, and responsibilities hereunder, the assigning Party shall be released from any further liability for the performance thereof upon the written consent of the other Party, which shall not be unreasonably withheld, conditioned, or delayed, and it shall be reasonable for a Party to withhold its consent with respect to a proposed assignee pursuant to this proviso if such proposed assignee (x) does not have credit reasonably satisfactory to such Party, or (y) does not have the expertise, manpower, and means to perform this Agreement according to its terms. No such assignment, or any succession to the interest of any Party, shall be effective and binding until the other Parties are furnished with proper and satisfactory evidence of such assignment or succession. Subject to the preceding provisions of this Article 7.3, all covenants, stipulations, terms, conditions and provisions of this Agreement shall extend to and be binding upon the respective successors, assigns, heirs, personal representatives, and representatives in bankruptcy of the Parties.

7.4 DAMAGES. UNLESS OTHERWISE EXPRESSLY HEREIN PROVIDED, EACH PARTY’S LIABILITY TO THE OTHER PARTIES UNDER THIS AGREEMENT SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY HEREUNDER, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NO PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, WHETHER IN CONTRACT, IN TORT, UNDER ANY INDEMNITY PROVISION, OR OTHERWISE.

7.5 Entire Agreement. This Agreement, together with the Other Transaction Documents, constitutes the entire agreement of the Parties, and supersedes (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements, and (c) all previous negotiations and all other communications or understandings between the Parties, with respect to the subject matter hereof.

7.6 GOVERNING LAW; CONSENT TO VENUE. THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED, AND SHALL BE CONSTRUED, INTERPRETED AND GOVERNED, PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE PARTIES SHALL USE REASONABLE EFFORTS TO RESOLVE ANY DISPUTE OR CLAIM WHICH MAY ARISE UNDER THIS AGREEMENT IN AN AMICABLE MANNER. EXCEPT AS OTHERWISE PROVIDED IN SECTION VIII OF ANNEX I, AS TO ANY DISPUTE OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT WHICH IS NOT AMICABLY SETTLED, THE PARTIES AGREE THAT ANY DISPUTE ARISING OUT OF OR CONNECTED WITH THIS AGREEMENT SHALL BE ADJUDICATED IN THE STATE OR FEDERAL COURTS SITTING IN HARRIS COUNTY IN THE STATE OF TEXAS, AND VENUE SHALL AT ALL TIMES BE PROPER THERE.

7.7 No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Parties and Kinder Morgan Endeavor LLC. No such third party beneficiary shall have any obligation or liability of any kind or character under the terms of this

Agreement, however, except for those specifically acknowledged by such third party beneficiary. Except as otherwise expressly provided herein, nothing herein is intended to benefit any other Person not a Party hereto, and no such Person shall have any legal or equitable right, remedy, or Claim under this Agreement.

7.8 Exhibits. All exhibits contained in or attached to this Agreement are integrally related to this Agreement and are hereby made a part of this Agreement for all purposes. To the extent of any ambiguity, inconsistency or conflict between the body of this Agreement and any of the exhibits attached to this Agreement, the terms of the body of this Agreement shall prevail.

7.9 Articles and Sections. Unless otherwise expressly stated herein, all references contained herein to articles and subdivisions thereof shall be to articles or subdivisions of the body of this Agreement, and all references herein to sections and subdivisions thereof shall be to sections of the GENERAL TERMS AND CONDITIONS appearing at Annex I.

7.10 Further Assurances. Each Party agrees to do all acts and things and to execute and deliver such further documents as may be from time to time reasonably required to carry out the terms and provisions of this Agreement.

7.11 Time of the Essence. Time is of the essence with respect to any and all obligations arising pursuant to this Agreement.

7.12 Integrated Transaction. Each Party has entered into this Agreement in consideration of (a) the covenants and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, and (b) the execution, delivery, and performance by various parties of the Purchase Agreement, the Services Agreement, the Pipeline Operating Agreement, and the other contracts and agreements among the parties contemplated therein and/or executed in connection therewith (collectively, the “Other Transaction Documents”). The Parties agree that no Party would have entered into this Agreement without the Other Transaction Documents; the consideration for entering into this Agreement forms part of the consideration for entering into the Other Transaction Documents; and if, in the event of the bankruptcy of any Party, this Agreement and the Other Transaction Documents are determined to be executory contracts, this Agreement and the other Transaction Documents must be rejected or assumed together.

7.13 Forward Contracts. The Parties agree that the transactions contemplated in this Agreement constitute a “forward contract” within the meaning of the United States Bankruptcy Code, and that each Party is a “forward contract merchant” within the meaning of the United States Bankruptcy Code.

7.14 Bankruptcy Stay Waiver. Each Party agrees that, if it should become a debtor in a bankruptcy proceeding, it expressly waives the provisions of Section 362 of the Bankruptcy Code as the same pertains to this Agreement. The automatic stay shall not apply to any rights or remedies asserted by the other Party in connection with this Agreement.

7.15 No Waiver. Neither action taken (including any investigation by or on behalf of any Party) nor inaction pursuant to this Agreement shall be deemed to constitute a waiver of compliance with any representation, warranty, covenant or agreement contained herein by the Party not committing such action or inaction. A waiver by any Party of a particular right, including breach of any provision of this Agreement, shall not operate or be construed as a subsequent waiver of that same right or a waiver of any other right.

7.16 Amendments. This Agreement shall not be altered or amended, except by an agreement in writing executed by all Parties.

7.17 Public Announcements and Disclosure. GMX shall consult with Kinder Morgan Endeavor LLC before GMX or any of its Affiliates issues any press release or otherwise makes any public statement or filing with a Governmental Entity with respect to this Agreement, the Other Transaction Documents, or the transactions contemplated hereby and thereby. GMX and its Affiliates shall not issue any such press release or make any such public statement or filing without the prior consent of Kinder Morgan Endeavor LLC, which consent shall not be unreasonably withheld or delayed, except as may be required by Law or applicable rule of any stock exchange.

7.18 Construction. The Parties hereby stipulate and agree that each of them fully participated and was adequately represented by counsel in the negotiation and preparation of this Agreement, and the Parties further stipulate and agree that in the event of an ambiguity or other necessity for interpretation to be made of the content of this Agreement, this Agreement shall not be construed in favor of or against any Party as a consequence of one Party having had a greater role in the preparation of this Agreement, but shall be construed as if the language were mutually drafted by all the Parties with full assistance of counsel.

7.19 Severability. If one or more of the provisions contained in this Agreement are for any reason held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability will not affect any other provision of this Agreement, which will be construed as if it had not included the invalid, illegal, or unenforceable provision.

7.20 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. At the Parties’ election, this Agreement may be executed by the Parties in different locations and shall become binding upon both Parties upon the exchange by the Parties of executed signature pages by facsimile. In the event of such a facsimile execution, the Parties shall execute and deliver each to the other a fully executed original counterpart of this Agreement within thirty (30) days after such facsimile execution hereof; provided, however, that the failure of the Parties to execute such an original counterpart of this Agreement shall not affect or impair the binding character or enforceability of this Agreement.

THIS SPACE LEFT BLANK INTENTIONALLY

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the Effective Date.

SHIPPER:		GATHERER:
ENDEAVOR PIPELINE INC.		ENDEAVOR GATHERING LLC

By:	/s/ Keith Leffel	By:	/s/ Harry C. Stahel, Jr.
	Keith Leffel		Harry C. Stahel, Jr.
	President		Vice President

Kinder Morgan Endeavor LLC joins in the execution of this Agreement for the sole and limited purpose of evidencing its agreement to its designation as a third party beneficiary in accordance with the terms of Article 7.7 and its agreement to be bound by and to comply with the provisions of Articles 7.2 and 7.17 regarding, respectively, Confidential Information and public announcements and disclosures.

KINDER MORGAN ENDEAVOR LLC

By:	/s/ Duane Kokinda
Duane Kokinda
Vice President

GMX:
GMX RESOURCES INC.

By:	/s/ Harry C. Stahel, Jr.
Harry C. Stahel, Jr.
Vice President - Finance

GMX PRODUCER AFFILIATES:

None at this time.